Beverly A. Byrne
Assistant Counsel and
Assistant Secretary
(303) 689-3817 - Tel.
(303) 689-3827 - fax


February 24, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:  Form 24f-2 for Variable Annuity-1 Series Account of
Great-West Life & Annuity Insurance Company File No. 811-07549


Ladies and Gentlemen:

This letter is furnished as the requisite opinion of counsel described in paragraph (b)(1)(v) of Rule 24f-2.

I am providing this opinion of counsel in my capacity of Assistant Counsel and Assistant Secretary of Great-West Life & Annuity Insurance Company, and act in such capacity in legal matters concerning its separate account, Variable Annuity-1 Series Account. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the opinion with respect to the aforesaid securities, which are the securities the registration of which is made definitive in number by the Rule 24f-2 Notice that this opinion accompanies, that the securities were legally issued, fully paid and non-assessable.


Sincerely



Beverly A. Byrne
Assistant Counsel and
Assistant Secretary

Enclosures